Exhibit 8.2

April 11, 2019

Board of Directors

HopFed Bancorp, Inc.

4155 Lafayette Road

Hopkinsville, Kentucky  42241

Re:	United States Federal Tax Consequences of the Merger of HopFed Bancorp, Inc. with and into First Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to HopFed Bancorp, Inc. (“HopFed”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of HopFed with and into First Financial Corporation, an Indiana corporation (“First Financial”) pursuant to the Agreement and Plan of Merger dated as of January 7, 2019 (the “Merger Agreement”) by and between First Financial and HopFed.  The Merger is described in the Registration Statement on Form S-4 being filed by First Financial with the Securities and Exchange Commission (the “Commission”), as amended or supplemented through the date hereof (the “Registration Statement”), in connection with the Merger. In accordance with the Merger Agreement, we are providing this opinion concerning certain U.S. federal income tax matters.  Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

In connection with rendering this opinion, we have reviewed, examined, and relied upon the truth and accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents (including all exhibits and schedules attached thereto): (i) the Registration Statement, (ii) the Merger Agreement; (iii) officer’s certificates from First Financial and HopFed (the “Certificates”), and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and no provision has been amended or waived, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, (iii) the representations made in the Certificates are true, complete, and correct as of the date hereof and will be true,

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Board of Directors

HopFed Bancorp, Inc.

April 11, 2019

correct, and complete at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement, the Registration Statement, or the Certificates “to the knowledge of” or “based on the belief of” First Financial, HopFed, or any other person, or any similar qualification, are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, in each case without such qualification, (v) that the Merger will be effective under applicable state law, and (vi) any other assumption necessary for this opinion and proper to assume. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth below. This opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which this opinion is based could affect the conclusions expressed herein. Moreover, this opinion is not binding on the IRS or the courts. There can be no assurance that this opinion will be accepted by the IRS or, if challenged, by a court. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform either First Financial or HopFed of any such change or inaccuracy that may occur or come to our attention.

Opinion

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

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The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country. We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above, and no opinion is implied or should be inferred beyond these matters.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Board of Directors

HopFed Bancorp, Inc.

April 11, 2019

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to this opinion in such Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Walker LLP

Jones Walker LLP